EXHIBIT 11
Loews Corporation and Subsidiaries
Statement Re Computation of Per Share Earnings Assuming Full Dilution
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
(In thousands, except per share data)
                                                  ----- September 30, 1993 -----
                                                   Three Months      Nine Months
                                                      Ended            Ended
                                                  ------------------------------
Computation of Fully Diluted Net (Loss) Income:
  Net (loss) income ............................    $(89,615)         $455,718
  Reduction of interest and debt expenses
   related to notes assumed converted, net of
   applicable federal income taxes .............       3,923            11,548
                                                    --------------------------
  Fully diluted net (loss) income ..............    $(85,692)         $467,266
                                                    ==========================

Computation of Fully Diluted Shares:
  Weighted average shares outstanding ..........      64,018            64,533
  Add shares assumed to be issued upon
   conversion of notes .........................       2,150             2,150
                                                    --------------------------
  Fully diluted shares .........................      66,168            66,683
                                                    ==========================

Net (Loss) income per share assuming full
 dilution ......................................      $(1.30)            $7.01
                                                    ==========================

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